The Saint James Company Contact:
Randolf W. Katz
c/o Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, California 92612
email: rwkatz@bryancave.com
phone: 949-223-7103

THE SAINT JAMES COMPANY ENTERS INTO LETTER OF INTENT FOR
POTENTIAL ACQUISITION OF AUSTRALIAN WINE COMPANY

Irvine, CA (October 27, 2008) – The Saint James Company (OTCBB: STJC), today announced that it has executed a “Heads of Agreement” with Neqtar Wines PTY LTD, an Australian company that produces and supplies wine. The Agreement sets forth certain terms of Saint James’ potential acquisition of Neqtar.

Wayne Gronquist, acting Chief Executive Officer and Chief Financial Officer of Saint James, said: “We are pleased to have entered into the Heads of Agreement with Neqtar.” Mr. Gronquist continued, “The status of these negotiations thus far evidence our dedication to enter the wine industry in a substantial way and we look forward to a prompt closing of the Neqtar acquisition subject to the negotiation of the definitive acquisition agreement, the completion of our due diligence, and the satisfaction of standard closing and financing conditions.”

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT: The Saint James Company
Randolf W. Katz
c/o Bryan Cave LLP
Tel: 949 223-7103